Exhibit 12.1

PUGET SOUND ENERGY

STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF

EARNINGS TO FIXED CHARGES

(Dollars in Thousands)

	12 Months Ended December 31, 2004

		Years Ended December 31,
		2003	2002	2001	2000	1999
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$126,192	$120,055	$108,948	$119,130	$193,831	$185,567
Income taxes	77,176	70,939	52,836	76,915	129,823	109,164
Income taxes charged to other income - net	(17)	(162)	2,082	4,590	1,411	2,909
Capitalized interest	(2,796)	(2,272)	(1,397)	(883)	(1,264)	(3,692)

Total	$200,555	$188,560	$162,469	$199,752	$323,801	$293,948

Fixed charges:
Interest expense	$171,831	$182,779	$192,829	$190,849	$184,405	$160,966
Other interest	2,796	2,272	1,397	883	1,264	3,692
Portion of rentals representative of the interest factor	5,424	4,669	5,394	5,633	5,002	4,575

Total	$180,051	$189,720	$199,620	$197,365	$190,671	$169,233

Earnings available for combined fixed charges	$380,606	$378,280	$362,089	$397,117	$514,472	$463,181

Ratio of Earnings to Fixed Charges	2.11x	1.99x	1.81x	2.01x	2.69x	2.74x

PUGET SOUND ENERGY

STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollars in Thousands)

	12 Months Ended December 31, 2004

		Years Ended December 31,
		2003	2002	2001	2000	1999
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$126,192	$120,055	$108,948	$119,130	$193,831	$185,567
Income taxes	77,176	70,939	52,836	76,915	129,823	109,164
Income taxes charged to other income - net	(17)	(162)	2,082	4,590	1,411	2,909

Subtotal	203,351	190,832	163,866	200,635	325,065	297,640
Capitalized interest	(2,796)	(2,272)	(1,397)	(883)	(1,264)	(3,692)

Total	$200,555	$188,560	$162,469	$199,752	$323,801	$293,948

Fixed charges:
Interest expense	$171,831	$182,779	$192,829	$190,849	$184,405	$160,966
Other interest	2,796	2,272	1,397	883	1,264	3,692
Portion of rentals representative of the interest factor	5,424	4,669	5,394	5,633	5,002	4,575

Total	$180,051	$189,720	$199,620	$197,365	$190,671	$169,233

Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$380,606	$378,280	$362,089	$397,117	$514,472	$463,181

Dividend Requirement:
Fixed charges above	$180,051	$189,720	$199,620	$197,365	$190,671	$169,233
Preferred dividend requirements below	—	8,188	11,779	14,169	15,084	17,747

Total	$180,051	$197,908	$211,399	$211,534	$205,755	$186,980

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirement	2.11x	1.91x	1.71x	1.88x	2.50x	2.48x

Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$203,351	$190,832	$163,866	$200,635	$325,065	$297,640
(b) Income from continuing operations	$126,192	$120,055	$108,948	$119,130	$193,831	$185,567
(c) Ratio of (a) to (b)	1.6114	1.5895	1.5041	1.6842	1.6771	1.6039
(d) Preferred dividends	$—	$5,151	$7,831	$8,413	$8,994	$11,065
Preferred dividend requirements [(d) multiplied by (c)]	$—	$8,188	$11,779	$14,169	$15,084	$17,747